UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2023

SONOCO PRODUCTS COMPANY
 Commission File No. 001-11261

South Carolina	57-0248420
(State or other jurisdiction or incorporation)	(I.R.S. Employer Identification Number)
1 N. Second St.
Hartsville, South Carolina 29550
(Address of principal executive offices)(Zip Code)
Telephone: (843) 383-7000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On August 7, 2023, Sonoco Products Company (the “Company”) entered into a credit agreement with a consortium of Farm Credit System institutions and CoBank, ACB, as Administrative Agent (the “Term Loan Agreement”). The Term Loan Agreement provides the Company with the ability to borrow up to $900 million on an unsecured basis (the “Term Loan Facility”). A total of $600 million available under the Term Loan Facility was drawn on August 7, 2023 and used to make certain capital expenditures and to reimburse the Company for certain capital expenditures it had made, in each case, in its operation of waste disposal facilities in rural areas, including to refinance (1) the indebtedness incurred under that certain Credit Agreement entered into as of December 2, 2022, by and among the Company, JPMorgan Chase Bank, N.A., as the administrative agent and the lenders party thereto from time to time, which indebtedness would have been due on December 2, 2023 and (2) the indebtedness incurred under that certain Credit Agreement, dated as of January 21, 2022, by and among the Company, Bank of America, N.A., as administrative agent and the lenders party thereto from time to time, which indebtedness would have been due on January 21, 2025. The remaining $300 million available under the Term Loan Facility is expected to be drawn later in 2023 upon completion of the previously announced acquisition of the remaining equity interest in RTS Packaging, LLC from joint venture partner WestRock Company (“WestRock”) and one WestRock paper mill.
Borrowings under the Term Loan Facility, net of any prepayments, will become payable in full on August 7, 2028. Borrowings under the Term Loan Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) the forward-looking Secured Overnight Financing Rate term rate (“Term SOFR” and such borrowings, “Term SOFR Loans”), (ii) a base rate set forth in the Term Loan Agreement, or (iii) a combination thereof, plus, in each case, an applicable margin calculated based on the Company’s credit ratings and, in the of case of Term SOFR Loans, a SOFR Adjustment (as defined in the Term Loan Agreement) of 0.1%. The Company has designated its borrowings under the Term Loan Facility as Term SOFR Loans. The margin currently applicable to Term SOFR Loans based on the Company’s credit ratings, together with the SOFR Adjustment, is 1.90%. If Term SOFR ceases to be available, the benchmark rate shall switch to Daily Simple SOFR (as defined in the Term Loan Agreement). There is no required amortization under the Term Loan Facility, and voluntary prepayments are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum prepayment and reduction amounts as described in the Term Loan Agreement.
The Term Loan Agreement contains various customary representations and warranties and affirmative and negative covenants, as more fully described in the Term Loan Agreement. The Term Loan Agreement also contains various customary events of default (subject to grace periods, as applicable) including, among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; inability to pay debts; certain unsatisfied judgments; certain ERISA-related events; the invalidity or unenforceability of the Term Loan Agreement or certain other documents executed in connection therewith; and the occurrence of a change of control.
The foregoing description of the Term Loan Agreement and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
In addition, on August 7, 2023, the Company executed the “Third Amendment to Credit Agreement and Incremental Increase Agreement” (the “Amendment”). The Amendment increases commitments under the Company's existing revolving credit facility by $150 million to an aggregate amount of $900 million, with CoBank, FCB, as a new lender. The Company entered into the original five-year, $750 million unsecured revolving credit facility on June 30, 2021. The revolving credit facility will continue to support the Company's $500 million commercial paper program.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Amendment, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1*	Credit Agreement, dated as of August 7, 2023, among Sonoco Products Company, as Borrower, CoBank, ACB, as Administrative Agent, and the Lenders party hereto
10.2*
Third Amendment, dated as of August 7, 2023, to the Credit Agreement dated as of June 30, 2021, and Incremental Increase Agreement, among Sonoco Products Company, as Borrower, CoBank, FCB, as Lender, and Bank of America, N.A., as Administrative Agent

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: August 10, 2023	By:	/s/ Robert R. Dillard
Robert R. Dillard
Chief Financial Officer